United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 25, 2007

AMERICAN CARESOURCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568_
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective on October 25, 2007, Steven J. Armond was appointed Chief Financial Officer of American CareSource Holdings, Inc. (the “Registrant”).

From 2003 to 2007, Mr. Armond, age 39, was Chief Financial Officer of Data Return, LLC, a company providing enterprise-class strategic IT operations services. From 2000 until 2003, Mr. Armond was Vice President, Finance of the hosting division of the management services company divine, Inc. and was responsible for management of the division’s financial, strategic vendor and key alliance relationships. From 1991 to 2000, Mr. Armond was a corporate manager with The Quaker Oats Company. Mr. Armond is a Certified Public Accountant. He earned his MBA in finance and economics from the University of Chicago Graduate School of Business and his bachelor’s degree in accounting from Purdue University.

In connection with his appointment as Chief Financial Officer of the Registrant, Mr. Armond and the Registrant entered into an employment agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Armond will receive an annual base salary of $180,000, subject to annual review and adjustment or, alternatively, review and adjustment at the annual employee compensation review by the Compensation Committee. Mr. Armond will be eligible for an annual bonus of up to 40% of his annual base salary based on factors to include a combination of the Registrant’s performance and Mr. Armond’s attainment of agreed upon personal objectives as outlined annually by Mr. Armond and the Chief Executive Officer. In addition, pursuant to the Employment Agreement, on October 25, 2007, the Registrant granted to Mr. Armond an option to purchase up to 175,000 shares of the Registrant’s common stock at an exercise price per share of $3.50, the closing price of a share of the Registrant’s common stock on the date of the grant, and subject to vesting 1/36th per month commencing November 25, 2007 (the “Option”). The Option was granted pursuant to the Registrant’s Amended and Restated 2005 Stock Option Plan and subject to the terms, conditions and provisions thereof and of the certificate or agreement evidencing the Option. Upon a Change of Control (as such term is defined in the Employment Agreement) of the Registrant, all unvested shares of the Option shall immediately vest and be exercisable. Furthermore, pursuant to the Employment Agreement, upon the termination of employment by Mr. Armond for good reason or termination of Mr. Armond’s employment by the Registrant other than for cause (as such events are described in the Employment Agreement), the Registrant shall pay Mr. Armond, commencing immediately upon such termination and monthly or biweekly at the Registrant’s discretion, amounts equal to his annual base salary in effect at the time of such termination for a period of six months after termination. Mr. Armond’s health and welfare benefits shall continue for such six month period at the same cost to him as in effect prior to the termination of his employment. In the event of a Change of Control, and in lieu of any severance payments that may otherwise be due to Mr. Armond upon

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termination of his employment pursuant to the Employment Agreement, the Registrant will promptly pay Mr. Armond within one month following the Change of Control, a lump sum equal to his annual base compensation in effect at the time of the Change of Control, plus any pro rata bonus earned by Mr. Armond for the current year, and shall continue Mr. Armond’s health and welfare benefits for a one year period at the same cost to him as in effect prior to the Change of Control.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: October 31, 2007	By: _/s/David S. Boone__
David S. Boone
Chief Executive Officer

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